PATRIOT TRANSPORTATION HOLDING, INC./NEWS
Contact:    John D. Milton, Jr.
 	    Chief Financial Officer	 904/396-5733


PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL YEAR 2014


Jacksonville, Florida; August 6, 2014 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported net income of $3,485,000 or $.36 per diluted share in the third quarter of fiscal 2014, an increase of $483,000 or 16.1% compared to net income of $3,002,000 or $.31 per diluted share in the same period last year. The third quarter of 2014 included gains from land sales and lower interest expense due to prepayment of mortgages in the same quarter last year. Net income for the first nine months of fiscal 2014 was $7,529,000 or $.78 per diluted share, a decrease of $867,000 or 10.3% compared to net income of $8,396,000 or $.88 per diluted share for the same period last year.

Third Quarter Operating Results. For the third quarter of fiscal 2014, consolidated revenues were $41,248,000, an increase of $5,540,000 or 15.5% over the same quarter last year.

Transportation segment revenues increased 16.6% compared to the third quarter of fiscal 2013 due to a 19.2% increase in revenue miles. The Pipeline acquisition in November 2013, new business and a longer average haul length drove the increase in revenue miles. Revenue per mile decreased 2.3% over the same period last year due to a longer average haul length and lower rates on the business acquired in the Pipeline acquisition.

Mining royalty land segment revenues for the third quarter of fiscal 2014 were $1,395,000, an increase of $96,000 or 7.4% over the same quarter last year due to increased tons mined.

Developed property rentals segment revenues for the third quarter of fiscal 2014 were $6,284,000, an increase of $669,000 or 11.9% primarily due to revenue on the 125,550 square foot build to suit building completed and occupied during the second quarter of fiscal 2014 and revenue on the 5 buildings added June 2013 related to the purchase of Transit Business Park. Occupancy at June 30, 2014 was 89.5% as compared to 89.9% at June 30, 2013. As a result of the increased buildings-in-service platform average square feet occupied during the quarter increased 270,386 or 9.7% versus the same quarter last year.

Consolidated operating profit was $5,730,000 in the third quarter of fiscal 2014, a decrease of $340,000 or 5.6% compared to $6,070,000 in the same period last year. Despite a 16.6% increase in revenues quarter over quarter, operating profit in the transportation segment decreased $662,000 or 21.3% primarily due to lower revenue per mile, higher health and accident claims, higher fuel expense and costs associated with the use of out of town drivers. Operating profit in the mining royalty land segment increased $73,000 or 7.4% primarily due to an increase in tons mined. Operating profit in the




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200 W. Forsyth St., 7th Floor / Jacksonville, Florida 32202 / (904) 396-5733



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Developed property rentals segment increased $204,000 or 9.3% due to the
125,550 square foot build to suit building completed and occupied during the second quarter 2014 and lower professional fees offset by higher property taxes. Consolidated operating profit includes corporate expenses not allocated to any segment in the amount of $159,000 in the third quarter of fiscal 2014, a decrease of $45,000 compared to the same period last year.

Gain on investment land sold for the third quarter of fiscal 2014 included $327,000 for the sale of a parcel in Patriot Business Park and $123,000 of deferred profits on prior year land sales related to post closing development obligations.

Interest expense decreased $699,000 over the same quarter last year due to accelerated prepayment costs in the same quarter last year and a declining mortgage principal balance. On June 3, 2013 the Company prepaid the $7,281,000 remaining principal balance on a 6.12% mortgage under an early prepayment provision the note allowed after 7.5 years. The $561,000 cost of the prepayment included a penalty of $386,000 and the remaining deferred loan costs of $175,000.

Income tax expense increased $308,000 over the same quarter last year due to higher earnings compared to the same quarter last year.

Nine Months Operating Results. For the first nine months of fiscal 2014, consolidated revenues were $119,975,000, an increase of $17,342,000 or 16.9% over the same period last year.

Transportation segment revenues increased 17.5% compared to the first nine months ended June 30, 2013 due to a 20.4% increase in revenue miles.
The Pipeline acquisition in November 2013, new business and a longer average haul length drove the increase in revenue miles. Revenue per mile decreased 2.3% over the same period last year due to a longer average haul length and lower rates on the business acquired in the Pipeline acquisition.

Mining royalty land segment revenues for the first nine months of fiscal 2014 were $3,889,000, an increase of $15,000 or .4% over the same period last year.

Developed property rentals segment revenues for the first nine months of fiscal 2014 were $19,026,000, an increase of $2,876,000 or 17.8% due to higher average occupancy, snow removal reimbursements, revenue on the 117,600 square foot build to suit building completed and occupied during the quarter ended March 2013, revenue on the 5 buildings added June 2013 related to the purchase of Transit Business Park and revenue on the 125,550 square foot build to suit building completed and occupied during the quarter ended March 2014. Occupancy at June 30, 2014 was 89.5% as compared to 89.9% at June 30, 2013. As a result of the increased buildings-in-service platform average square feet occupied during the nine months increased 335,903 or 12.6% versus the same period last year.

Consolidated operating profit was $13,000,000 in the first nine months of fiscal 2014, a decrease of $1,786,000 or 12.1% compared to $14,786,000 in the same period last year. Although revenues for the transportation segment were up 17.5% year over year, operating profit decreased $2,027,000 or 29.7%





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due to lower revenue per mile, higher accident and health claims, costs incurred to use out-of-town drivers to service new business and reduced equipment sales and other expense increases. Operating profit in the mining royalty land segment decreased $58,000 or 2.0% primarily due to increased depletion and allocated corporate expenses. Operating profit in the Developed property rentals segment increased $500,000 or 8.1% due to higher average occupancy, the 117,600 square foot build to suit building completed and occupied during the second quarter 2013, and the 125,550 square foot build to suit building completed and occupied during the second quarter 2014 offset by higher property taxes and professional fees. Consolidated operating profit includes corporate expenses not allocated to any segment in the amount of $1,337,000 in the first nine months of fiscal 2014, an increase of $201,000 compared to the same period last year primarily due to the higher market value associated with the annual director stock grant.

Gain on investment land sold for the first nine months of fiscal 2014 included $327,000 for the sale of a parcel in Patriot Business Park and $201,000 of deferred profits on prior year land sales related to post closing development obligations. Gain on investment land sold for the first nine months of fiscal 2013 included a gain on the sale of the developed property rentals Commonwealth property of $1,116,000 before income taxes.

Interest expense decreased $1,050,000 over the same period last year due to an accelerated payment on long-term debt and a declining mortgage principal balance. On June 3, 2013 the Company prepaid the $7,281,000 remaining principal balance on a 6.12% mortgage under an early prepayment provision the note allowed after 7.5 years. The $561,000 cost of the prepayment included a penalty of $386,000 and the remaining deferred loan costs of $175,000.

Income tax expense decreased $555,000 over the same period last year due to lower earnings compared to the same period last year.

Summary and Outlook. Transportation revenues for the first nine months of fiscal 2014 increased $14,451,000 or 17.5% over the first nine months of 2013. The bottom line contribution of these additional revenues was not achieved as duplicate expense of temporarily transferred drivers and extra driving and training pay and higher health and accident claims nullified any return on the added revenues. We made progress in the third quarter in reducing our out-of-town driver costs and our operating profit margin improved over the two previous sequential quarters.

Developed property rentals occupancy was 89.5% at June 30, 2014 and 89.9% at June 30, 2013. Occupancy at June 30, 2014 and 2013 included 8,200 square feet or .2% and 77,465 square feet or 2.3% respectively for temporary leases under a less than full market lease rate. On June 6, 2014, the Company purchased for approximately $4.8 million, the Kelso property in Baltimore, Maryland which consists of 2 buildings on 10.2 acres totaling 69,680 square feet. Total completed developed square footage increased 6.0% from June 30, 2013 to 3,472,309 at June 30, 2014. In addition to the completed buildings, we own land in four separate distinct submarkets that we believe ultimately could support up to 17 buildings totaling 1,406,906 square feet. The net book value of these properties at June 30, 2014 was $25,435,000 (including construction in progress of the third build-to-suit building of 129,850 sf at Patriot Business Park on land with a net book value of $6,810,000).
On May 1, 2014, the Company entered into a long




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term lease with VADATA for its third build-to-suit data warehouse for
129,850 sq. ft.; the first (117,600 sq. ft.) and second (125,550 sq. ft.)
build-to-suit data warehouses were completed and occupied in January 2013 and January 2014, respectively.

The Company anticipates commencement of construction of the first phase of the four phase Anacostia development in late summer 2014 with lease up scheduled between late 2015 and all of 2016.

On May 7, 2014, the Company announced that it planned to separate its transportation business into an independent publicly traded company through a tax free spin-off of the transportation business to Patriot shareholders. The separation, which is subject to a number of conditions including final Board approval, receipt of an opinion of tax counsel and effectiveness of a registration statement on Form 10, is expected to be completed in the next 9 months.

Conference Call.   The Company will also host a conference call on Wednesday
afternoon, August 6, 2014 at 2:00 p.m. (EDT). Analysts, stockholders and other interested parties may access the teleconference live by calling 1-800-593-9034 (pass code 94687) within the United States. International callers may dial 1-334-323-7224 (pass code 94687). Computer audio is available via the Internet through the Conference America, Inc. website at http://64.202.98.81/conferenceamerica or via the Company's website at http://www.patriottrans.com. For the archived audio via the internet, click on the following link http://wm.yourcall.com/archivestream/pth080614.wma.
If using the Company's website, click on the Investor Relations tab, then select Patriot Transportation Holding, Inc. Conference Stream, next select the appropriate link for the current conference. An audio replay will be available for sixty days following the conference call. To listen to the audio replay, dial toll free 877-919-4059, international callers dial 334-323-0140. The passcode of the audio replay is 70366992. Replay options: "1" begins playback, "4" rewind 30 seconds, "5" pause, "6" fast forward 30 seconds, "0" instructions, and "9" exits recording. There may be a 30-40 minute delay until the archive is available following the conclusion of the conference call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; demand for flexible warehouse/office facilities; ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.


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             PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands except per share amounts)
                                 (Unaudited)


                                 THREE MONTHS ENDED         NINE MONTHS ENDED
                                       JUNE 30                   JUNE 30
                                       -------                   -------
                                 2014          2013         2014         2013
                                 ----          ----         ----         ----
Revenues:
  Transportation              $33,569        28,794       97,060       82,609
  Mining royalty land           1,395         1,299        3,889        3,874
  Developed property rentals    6,284         5,615       19,026       16,150
                               ------        ------       ------       ------
Total revenues                 41,248        35,708      119,975      102,633

Cost of operations:
  Transportation               31,124        25,687       92,262       75,784
  Mining royalty land             342           319        1,018          945
  Developed property rentals    3,893         3,428       12,358        9,982
  Unallocated corporate           159           204        1,337        1,136
                               ------        ------       ------       ------
Total cost of operations       35,518        29,638      106,975       87,847

Operating profit:
  Transportation                2,445         3,107        4,798        6,825
  Mining royalty land           1,053           980        2,871        2,929
  Developed property rentals    2,391         2,187        6,668        6,168
  Unallocated corporate          (159)         (204)      (1,337)      (1,136)
                               ------        ------       ------       ------
Total operating profit          5,730         6,070       13,000       14,786

Gain on investment land sold      450             -          528        1,116
Interest income and other           -             -            1           37
Equity in loss of joint ventures  (29)          (11)         (92)         (30)
Interest expense                 (438)       (1,137)      (1,095)      (2,145)
                               ------        ------       ------       ------

Income before income taxes      5,713         4,922       12,342       13,764
Provision for income taxes     (2,228)       (1,920)      (4,813)      (5,368)
                               ------        ------       ------       ------

Net income                     $3,485         3,002        7,529        8,396
                               ======        ======       ======       ======

Comprehensive Income           $3,485         3,002        7,529        8,396
                               ======        ======       ======       ======

Earnings per common share:
  Basic                          0.36          0.31         0.78         0.88
  Diluted                        0.36          0.31         0.78         0.88

Number of shares (in thousands)
  used in computing:
  -basic earnings
     per common share           9,651         9,549        9,613        9,511
  -diluted earnings
     per common share           9,718         9,625        9,700        9,592

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